Exhibit 99.1

For Immediate Release on Wednesday, March 6, 2013

GASCO ENERGY ANNOUNCES 2012 FINANCIAL AND OPERATING RESULTS AND 2012 ESTIMATED PROVED RESERVES

DENVER — March 6, 2013 /PRNewswire-FirstCall/ — Gasco Energy, Inc. (NYSE MKT: GSX) (“Gasco” or the “Company”) today announced financial and operating results for the fourth quarter and full-year periods ended December 31, 2012 and disclosed estimated 2012 proved reserves quantities.

Note Regarding Uinta Basin Joint Venture

During Q1-12, Gasco conveyed a 50% interest in certain of its Uinta Basin properties to its joint venture partner concurrent with the March 22, 2012 closing of the joint venture.  Q4-12 is the third full reporting period in which Gasco’s Uinta Basin net production reflects this conveyance under the terms of the Gasco-operated joint venture.  Due to the 50% interest conveyance, operational and financial results for the three-month and annual periods ended December 31, 2012 are not similarly comparable to the same periods ended December 31, 2011.

Q4-12 Financial Results

Oil and gas sales for the fourth quarter ended December 31, 2012 were $2.3 million, as compared to $3.7 million for the same period in 2011.  Natural gas sales comprised 76% of total oil and gas sales for Q4-12.   The year-over-year decrease in oil and gas sales is primarily attributed to the sale of a portion of the Company’s interest in its properties in the Uinta Basin transaction, a 5% decrease in the average price received for the Company’s natural gas sales and a 9% decrease in prices received for oil volumes.  Oil and gas sales for Q4-12 represent 26% growth over the $1.8 million in oil and gas sales posted during Q3-12.

Gasco’s average realized gas price was $3.53 per thousand cubic feet of natural gas (Mcf) for Q4-12, compared to $3.71 per Mcf in the prior-year period, excluding the effect of hedges.  During June 2012, the Company monetized its remaining commodity hedge contract, and the Company currently does not have any commodity hedges in place.

The average realized oil price for Q4-12 was $72.79 per barrel, as compared to $79.62 per barrel for the prior-year period.  Gasco does not hedge its crude oil volumes.

For Q4-12, Gasco reported a net loss of $8.9 million, or $0.05 per basic and diluted share, as compared to a net loss of $4.5 million, or $0.03 per basic and diluted share in Q4-11. Included in the Q4-12 results are a non-cash gain of $1.2 million attributed to derivatives and a $7.4 million non-cash expense item related to an impairment of the carrying value of oil and gas properties.

Excluding the effect of the above-stated non-cash items, Gasco would have posted a net loss of $2.6 million, or $0.02 per basic and diluted share, for Q4-12.  Net loss excluding the effect of non-cash items is a non-GAAP financial measure.  Management believes net income or loss excluding the effect of certain non-cash items such as derivative gains or losses and impairment expense is a useful metric to investors to show income before the impact of certain non-cash items, and it provides a measure of the Company’s cash available to fund its business and operations.  For further disclosure, please reference the reconciliation of net loss excluding the effect of non-cash items to the most directly comparable GAAP measures at the end of this news release.

As of December 31, 2012, Gasco’s total assets were $53.9 million, its stockholders’ equity was $17.7 million, and cash and cash equivalents were $2.9 million.

The Company had long-term debt of $45.0 million as of December 31, 2012, consisting of its 5.5% convertible senior notes due 2015.

Net cash used in operating activities during Q4-12 was $1.4 million, as compared to net cash used in operating activities of $3.2 million in the comparable 2011 reporting period.  Net cash used in investing activities during Q4-12 was $1.2 million, as compared to net cash used in investing activities in the prior-year period of $3.7 million.  During March 2012, Gasco repaid $10.5 million in borrowings in connection with the maturity of its revolving credit facility.  In June 2012, the Company’s revolving credit facility matured and was repaid in full. The Company attempted to secure a replacement facility, but has been unable to do so on acceptable terms and it is no longer actively in discussions to obtain a replacement facility.

Q4-12 Unit Cost and Expense Comparisons

Total lease operating expense (LOE) for Q4-12 was $1.1 million, as compared to $3.7 million in the prior-year period.  On a per-unit basis, Q4-12 LOE was $2.12 per thousand cubic feet of natural gas equivalent (Mcfe), as compared to $4.14 per Mcfe in the prior-year period.  The 49% decrease in LOE per Mcfe is primarily attributable to the conveyance of a 50% interest in certain of the Company’s properties in connection with the Uinta Basin transaction which closed during March 2012 and a 79% decrease in workover expenses because of fewer projects during Q4-12.

Transportation and processing expense was $0.2 million during Q4-12, or $0.37 per Mcfe, as compared to $0.6 million during the prior-year period, or $0.69 per Mcfe.  The 46% decrease in these expenses per Mcfe during Q4-12 reflects lower transportation and processing costs related to the 41% decrease in gas production due to the Uinta Basin transaction conveyance and normal production declines and to the 5% decrease in natural gas prices.

Depletion, depreciation and amortization (DD&A) was $0.7 million for both Q4-12 and Q4-11.  On a per-unit basis, DD&A for Q4-12 was $1.31 per Mcfe, as compared to $0.84 per Mcfe in the prior-year period.

The Company reported general and administrative expense (G&A) of $1.1 million for Q4-12, versus $1.8 million in the prior-year period.  On a per-unit basis, total G&A for Q4-12 was $2.12 per Mcfe, as compared to $2.08 per Mcfe for the same period in 2011.  G&A expense for Q4-12 includes $54,000 of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.10 per Mcfe, as compared to the prior-year total of $72,000, or $0.08 per Mcfe.

Gasco Energy, Inc.						% Change
Unit Cost Analysis	Q4-12	Q3-12	Q4-11	2012	2011	Sequential	Q-o-Q	Y-o-Y
Sales Volumes in Barrels of Oil Equivalent (Mcfe)	539,977	542,092	883,860	2,561,342	3,880,902	0%	-39%	-34%
Average Price Received Gas ($ / Mcf)	$3.53	$2.81	$3.71	$2.82	$4.20	26%	-5%	-33%
Average Price Received Oil ($ / Bbl)	72.79	83.14	79.62	81.38	80.75	-12%	-9%	1%
LOE Components	—	—	—	—	—	—	—	—
Direct Operating Expenses ($ / Mcfe)	2.31	1.29	2.93	1.45	1.44	79%	-21%	1%
Workover Expense ($ / Mcfe)	0.25	0.41	1.21	0.51	0.64	-38%	-79%	-20%
Production Tax ($ / Mcfe)	0.12	0.10	0.10	0.10	0.18	24%	23%	-46%
Total Lease Operating Expense ($ / Mcfe)	2.12	1.80	4.14	1.94	2.26	18%	-49%	-14%
Transportation Expense ($ / Mcfe)	0.37	0.60	0.69	0.67	0.72	-38%	-46%	-8%
DD&A Expense ($ / Mcfe)	1.31	0.97	0.84	1.07	0.90	35%	57%	19%
G&A Expense ($ / Mcfe)	2.12	1.98	2.08	1.88	1.27	7%	2%	48%
Non-cash Stock-based Compensation Expense ($ / Mcfe)	$0.10	$0.15	0.08	$0.11	$0.08	-33%	22%	32%

Full-Year Period 2012

Oil and gas sales for the year-ended December 31, 2012 were $8.9 million, as compared to $18.3 million for the same period in 2011.  The decrease in oil and gas sales during the 2012 full-year reporting period, as compared to the prior-year period, is primarily attributed to the Uinta Basin transaction and to a 33% decrease in the average price received for natural gas sales.

The average prices received for 2012 were $2.82 per Mcf and $81.38 per barrel of oil, as compared to $4.20 per Mcf and $80.75 per barrel in the same period in 2011.

For 2012, Gasco reported a net loss of $22.2 million, or $0.13 per basic and diluted share, as compared to a net loss of $7.3 million, or $0.05 per basic and diluted share in 2011.  Included in the 2012 results are a non-cash gain on sale of assets of $2.6 million, a non-cash gain of $3.7 million attributed to derivatives and a $16.5 million non-cash expense item related to an impairment of the carrying value of oil and gas properties.

Excluding the effect of the above-stated non-cash items, Gasco would have posted a net loss of $12.0 million, or $0.07 per basic and diluted share for 2012.  Net loss excluding the effect of non-cash items is a non-GAAP financial measure.  Please see the reconciliation of net loss excluding the effect of non-cash items to the most directly comparable GAAP measures at the end of this news release.

Net cash used in operating activities for 2012 was $3.7 million as compared to net cash used in operating activities of $0.4 million for the same period in 2011.  The Company invested approximately $5.8 million during 2012 in oil and gas activities.  Net cash provided by investing activities during 2012 included $19.2 million in cash proceeds from the sale of certain of the Company’s Uinta Basin assets as part of the Uinta Basin transaction.  Net cash used in financing activities was $8.5 million in 2012, as compared to net cash provided by financing activities of $10.2 million during the prior-year period.

Fourth Quarter and Full-Year 2012 Production

Estimated cumulative net production for Q4-12 was 540 million cubic feet of natural gas equivalent (MMcfe), as compared to 884 MMcfe in the prior-year period.  Estimated cumulative net production for 2012 was 2,561 MMcfe, as compared to prior-year period net production of 3,881 MMcfe. Included in the 2012 equivalent calculation are 25,800 barrels of liquid hydrocarbons, as compared to the prior-year period volumes of 7,950 barrels of liquid hydrocarbons.  Net production changes are attributed to the Uinta Basin transaction and to normal production declines in existing wells, which were partially offset by new producing wells and recompletions and workovers of existing wells.

2012 Estimated Proved Reserves Quantities

Gasco also today announced 2012 year-end total estimated proved reserves of 14.1 billion cubic feet of natural gas equivalent (Bcfe), comprised of 12.6 billion cubic feet (Bcf) of natural gas and 252,000 barrels of oil.  The Company’s reserve mix is 89% natural gas and 11% crude oil, 94% of which are proved developed producing and 6% were proved developed not producing.  As of December 31, 2012, 100% of the Company’s reserves were classified as proved developed.

Reserve Reconciliation	Gas Mcf	Oil Bbl	Equivalents Mcfe (1)

Balance, December 31, 2011	36,798,000	502,000	39,810,000
Extensions and discoveries	—	10,000	60,000
Revisions of previous estimates	(10,110,000)	(28,400)	(10,280,000)
Divestitures of reserves in place	(12,252,000)	(210,000)	(13,512,000)
Purchases of reserves in place	574,000	3,800	597,000
Production	(2,407,000)	(26,000)	(2,563,000)
Balance, December 31, 2012	12,604,000	252,000	14,113,000

Proved Developed Reserves	12,604,000	252,000	14,113,000

Totals may not add due to rounding

(1) Volumes of oil and natural gas are converted at the energy equivalent rate of six thousand cubic feet of natural gas to one barrel of crude oil.

Gasco’s proved reserves at December 31, 2012 were computed using Securities and Exchange Commission (“SEC”) guidelines.  Commodity prices used in calculating the economic quantities of reserves are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January 2012 through December 2012.

For natural gas volumes, the average Northwest (Wyoming pool) spot price of $2.62 per million British thermal units (MMBtu) is adjusted by area for energy content, transportation fees and regional price differentials.  For oil and condensate volumes, the average Wall Street Journal West Texas Intermediate posted price of $94.71 per barrel is adjusted for quality, transportation fees and regional price differentials.

For 2012, Gasco’s average adjusted product prices held constant used in calculating reserve quantities were $2.15 per Mcf and $80.25 per barrel of oil.

Based on these prices, the estimated discounted net present value of Gasco’s proved reserves, before projected income taxes, using a 10% per annum discount rate (“PV-10”) was $10.3 million at December 31, 2012.

The PV-10 reserve measurement is considered to be a non-GAAP financial measure; however as of December 31, 2012, the PV-10 and the standardized measure of discounted future net cash flows are equal because the effects of estimated future income tax expenses are zero.  The Company believes that PV-10 is useful to investors because it presents the discounted future net cash flows attributable to the Company’s estimated net proved reserves prior to taking into account future income taxes, and it is a useful measure for evaluating the relative monetary significance of the Company’s oil and gas properties.

All of the reserves valued in the report are located in Gasco’s Riverbend Project area in Carbon, Duchesne, and Uintah Counties in Utah’s Uinta Basin.  Reserve estimates have been prepared by independent reservoir engineering consultants, Netherland, Sewell & Associates, Inc., in accordance with the definitions and regulations of the SEC.  The proved reserves are also prepared in accordance with Financial Accounting Standards Codification Topic 932, Extractive Activities — Oil and Gas.  In accordance with SEC guidelines, reserve estimates do not include any probable or possible reserves that may exist for Gasco’s properties.

Outlook

Due to the significant extended decline in the natural gas market and sustained low natural gas prices caused by excess production and stagnant demand for natural gas, the Company has not been able to recover its exploration and development costs as anticipated.  As such, there is substantial doubt regarding the Company’s ability to generate sufficient cash flows from operations to fund its ongoing operations, and it currently anticipates that cash on hand and forecasted cash flows from operations will only be sufficient to fund cash requirements for working capital, including debt payment obligations, through the second quarter of 2013. There can be no assurance that the Company will be able to adequately finance its operations or execute its existing short-term and long-term business plans, and its liquidity and results of operations are likely to be materially adversely affected if it is unable to generate sufficient operating cash flows, secure additional capital or otherwise pursue a strategic restructuring, refinancing or other transaction to provide additional liquidity. The Company has engaged a financial advisor to assist it in evaluating such potential strategic alternatives. It is possible these strategic alternatives will require the Company to make a pre-packaged, pre-arranged or other type of filing for protection under Chapter 11 of the U.S. Bankruptcy Code (or an involuntary petition for bankruptcy may be filed against the Company). These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Teleconference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EST on Thursday, March 7, 2013 to discuss Q4-12 and full-year 2012 financial and operating results.  You are invited to participate in the call which will be broadcast live over the Internet and via teleconference.

Gasco Energy Q4-12 and Full-Year 2012 Financial and Operating Results Conference Call

Date:	Thursday, March 7, 2013

Time:	11:00 a.m. EST 10:00 a.m. CST 9:00 a.m. MST 8:00 a.m. PST

Call:	(866) 392-4171 (US/Canada) and (706) 634-6345 (International), Passcode / Conference ID #: 16204411

Webcast/Internet:	Live and rebroadcast over the Internet: http://us.meeting-stream.com/gascoenergyinc_030613

Replay:	Available through Thursday, March 14, 2013 at (855) 859-2056 (US/Canada) and (404) 537-3406 (International) using passcode # 16204411 and for 30 days at http://www.gascoenergy.com

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region and in California’s San Joaquin Basin.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the oil-bearing Green River Formation and the natural gas-prone Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit Gasco’s website at www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding Gasco’s future financial position, expectations with respect to its liquidity, capital resources and ability to continue as a going concern, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These statements express, or are based on, management’s current expectations and forecasts about future events. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “would,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “foresee,” or “continue” or the negative thereof or similar terminology.

Although any forward-looking statements contained in this press release or otherwise expressed by us are to the knowledge and in the judgment of management, believed to be reasonable when made, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve and may be affected by inaccurate assumptions, and known and unknown risks and uncertainties (some of which are beyond Gasco’s control), that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include Gasco’s ability to maintain adequate cash flow from operations or obtain adequate financing to fund its operations and meet working capital needs and its related ability to continue as a going concern; volatility and declines in Gasco’s stock price and its ability to regain and maintain compliance with NYSE MKT continued listing standards; the ability to meet firm commitment delivery obligations in transportation and processing agreements or otherwise satisfy minimum volume deficiency payment obligations; the ability to pursue strategic restructuring, refinancing or other transactions which may be necessary to continue as a going concern; the ability to remain in compliance with the terms and conditions of our outstanding convertible senior notes and warrants; the ability to maintain relationships with suppliers and customers; overall demand for natural gas and oil in the United States; the ability to successfully operate within the restrictions imposed by the indenture governing Gasco’s convertible senior notes; any requirement to write down the carrying value of oil and natural gas properties due to reductions in oil and natural gas prices, or downward adjustments to estimated proved reserves; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices; competition from other companies with greater resources; environmental and other government regulations, including new or proposed legislation; defects in title to properties; inability to borrow or unavailability of other sources of capital resources to fund capital expenditures;

general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; the condition of credit and capital markets in the United States; and other risks described in (1) Part I, “Item 1A—Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2012, and (2) Gasco’s other reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

[Financial and Operational Tables Accompany this News Release]

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco’s Filing on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 6, 2013.

GASCO ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,938,086	$1,965,967
Accounts receivable
Joint interest billings	1,753,204	810,482
Revenue	777,567	1,483,382
Inventory	1,730,733	1,911,362
Note receivable	—	500,000
Derivative instruments	—	865,358
Prepaid and other expenses	153,848	152,045
Total	7,353,438	7,688,596

PROPERTY, PLANT AND EQUIPMENT, at cost
Oil and gas properties (full cost method)
Proved properties	264,814,427	268,793,463
Unproved properties	31,486,314	36,938,162
Wells in progress	—	1,938,691
Facilities and equipment	1,493,314	1,502,921
Furniture, fixtures and other	506,511	167,737
Total	298,300,566	309,340,974
Less accumulated depletion, depreciation, amortization and impairment	(253,176,523)	(234,132,806)
Total	45,124,043	75,208,168

NON-CURRENT ASSETS
Deposit	531,443	639,500
Deferred financing costs	845,367	1,117,972
	1,376,810	1,757,472

TOTAL ASSETS	$53,854,291	$84,654,236

GASCO ENERGY, INC.

CONSOLIDATED BALANCE SHEETS (continued)

	December 31,
	2012	2011

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,548,121	$2,649,772
Revenue payable	2,454,282	2,043,240
Advances from joint interest owners	47,667	98,512
Current portion of long-term debt	—	8,544,969
Accrued interest	586,556	586,556
Accrued expenses	396,000	355,224
Total	5,032,626	14,278,273

NONCURRENT LIABILITIES
5.5% Convertible Senior Notes due 2015, net of unamortized discount of $18,530,539 and $22,574,687 as of December 31, 2012 and 2011, respectively	26,637,461	22,593,313
Deferred income from sale of assets	2,463,177	2,665,629
Derivative instruments	907,500	4,235,000
Deferred rent	294,236	—
Asset retirement obligation	815,660	1,226,796
Total	31,118,034	30,720,738

COMMITMENTS AND CONTINGENCIES (NOTE 16)

STOCKHOLDERS’ EQUITY
Series B Convertible Preferred stock - $.001 par value; 20,000 shares authorized; zero shares outstanding	—	—
Series C Convertible Preferred stock - $0.001 par value; 2,000,000 shares authorized; 182,065 and 191,000 shares outstanding as of December 31, 2012 and 2011, respectively	182	191
Common stock - $.0001 par value; 600,000,000 shares authorized; 169,823,681 shares issued and 169,749,981 shares outstanding as of December 31, 2012; 168,084,515 shares issued and 168,010,815 shares outstanding as of December 31, 2011	16,982	16,808
Additional paid-in-capital	262,624,918	262,344,286
Accumulated deficit	(244,808,156)	(222,575,765)
Less cost of treasury stock of 73,700 common shares	(130,295)	(130,295)
Total	17,703,631	39,655,225

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,854,291	$84,654,236

GASCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2012	2011	2010

REVENUES
Gas	$6,779,540	$15,359,973	$17,053,924
Oil	2,100,133	2,975,635	2,612,233
Gathering	—	—	595,942
Total	8,879,673	18,335,608	20,262,099

OPERATING EXPENSES
Lease operating	4,960,037	8,879,502	6,057,571
Gathering operations	—	—	375,848
Transportation and processing	1,704,677	2,759,780	3,002,719
Depletion, depreciation and amortization	2,732,694	3,525,806	3,565,672
Impairment	16,486,000	—	—
General and administrative	4,818,644	4,933,691	6,743,539
Total	30,702,052	20,098,779	19,745,349

OPERATING (LOSS) INCOME	(21,822,379)	(1,763,171)	516,750

OTHER (EXPENSE) INCOME
Interest expense	(6,922,814)	(6,764,933)	(17,683,753)
Gain on sale of assets	2,567,574	—	—
Derivative gains	3,718,090	996,484	11,316,191
Gain on extinguishment of debt	—	—	15,772,441
Amortization of deferred income from sale of assets	202,452	202,452	168,710
Interest income	24,686	27,523	36,681
Total	(410,012)	(5,538,474)	9,610,270

NET (LOSS) INCOME	$(22,232,391)	$(7,301,645)	$10,127,020

NET (LOSS) INCOME PER COMMON SHARE
BASIC	$(0.13)	$(0.05)	$0.08
DILUTED	$(0.13)	$(0.05)	$0.08

GASCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(22,232,391)	$(7,301,645)	$10,127,020
Adjustment to reconcile net (loss) income to net cash (used in) provided by operating activities
Depletion, depreciation, amortization, accretion and impairment expense	19,218,694	3,525,806	3,565,672
Stock-based compensation	269,979	323,733	1,365,264
Gain on extinguishment of debt	—	—	(15,772,441)
Change in fair value of derivative instruments	(2,462,142)	(472,024)	(9,727,956)
Gain on sale of assets	(2,567,574)	—	—
Amortization of debt discount, deferred expenses and other	4,126,759	3,301,796	13,734,361
Payment of deposit	(12,943)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(230,971)	1,425,969	117,298
Inventory	180,629	(241,957)	(799,092)
Note receivable	500,000	—	—
Prepaid and other expenses	(1,803)	(22,732)	170,784
Accounts payable	(1,040,651)	406,847	816,919
Revenue payable	411,042	(555,453)	353,148
Accrued interest	—	(5,195)	(250,965)
Accrued expenses	172,700	(814,645)	(56,161)
Net cash (used in) provided by operating activities	(3,668,672)	(429,500)	3,643,851

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisitions, development and exploration	(5,756,886)	(8,790,336)	(6,981,247)
Cash paid for furniture, fixtures and other	(205,774)	(890)	(17,522)
(Decrease) increase in advances from joint interest owners	(50,845)	(1,065,902)	1,164,414
Proceeds from property sales	19,199,265	10,000	24,309,000
Net cash provided by (used in) investing activities	13,185,760	(9,847,128)	18,474,645

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line of credit	2,000,000	2,000,000	1,000,000
Proceeds from issuance of common stock and warrants	—	10,000,000	—
Repayment of borrowings	(10,544,969)	—	(29,000,000)
Cash paid for debt and stock issuance costs	—	(1,351,947)	(2,146,894)
Repurchase of convertible notes	—	—	(54,400)
Payment of deposit	—	—	(500,000)
Repayment of convertible notes	—	(400,000)	—
Net cash (used in) provided by financing activities	(8,544,969)	10,248,053	(30,701,294)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	972,119	(28,575)	(8,582,798)

CASH AND CASH EQUIVALENTS:

BEGINNING OF PERIOD	1,965,967	1,994,542	10,577,340

END OF PERIOD	$2,938,086	$1,965,967	$1,994,542

GASCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,
	2012	2011

PRODUCTION INFORMATION
Gas production	495,535 mcf	836,160 mcf
Gas price	$3.53 per mcf	$3.71 per mcf

Oil production	7,407 bbl	7,950 bbl
Oil price	$72.79 per bbl	$79.62 per bbl

Equivalent production (mcfe)	539,977	883,860

REVENUES
Gas	$1,747,716	$3,100,944
Oil	539,192	632,961
Total	2,286,908	3,733,905

OPERATING EXPENSES
Lease operating	1,144,050	3,656,235
Transportation and processing	202,453	612,120
Depletion, depreciation and amortization	709,433	739,842
Impairment	7,415,000	—
General and administrative	1,146,980	1,836,492
Total	10,617,916	6,844,689

OPERATING EXPENSE	(8,331,008)	(3,110,784)

OTHER INCOME (EXPENSE)
Interest expense	(1,781,384)	(1,707,918)
Derivative gains	1,210,000	288,403
Amortization of deferred income from sale of assets	50,613	50,613
Interest income	1	6,882
Total	(520,770)	(1,362,020)

NET LOSS	$(8,851,778)	$(4,472,804)

NET LOSS PER COMMON SHARE BASIC AND DILUTED	$(0.05)	$(0.03)

Management believes net income or loss excluding the effect of certain non-cash items such as derivative gains or losses, impairment expense and gain related to sale of assets is a useful metric to investors to show income before the impact of certain non-cash items, and it provides a measure of the Company’s cash available to fund its business and operations.  Investors should not consider this measure, or other non-GAAP measures, in isolation or as a substitute for net income or loss, operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because net income or loss excluding the effect of certain non-cash items is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of net loss excluding the effect of certain non-cash items for the three months and 12 months ended December 31, 2012 is provided in the table below:

Reconciliation of Net Loss to Non-GAAP Net Loss Excluding Certain Non-cash Items

	Three Months Ended	Year Ended
	December 31, 2012	December 31, 2012

Net loss as presented	$(8,851,778)	$(22,232,391)

Less: non-cash derivative gain	$(1,210,000)	$(3,718,090)

Less: gain on sale of assets	$—	$(2,567,574)

Add back: property impairment	$7,415,000	$16,486,000

Net loss excluding certain non-cash items	$(2,646,778)	$(12,032,055)